Letter to Shareholders

FISCAL Q3 | 2022

SUPER LEAGUE

The *Rocketship* to the metaverse.

NASDAQ: SLGG

November 15, 2022

Fellow Shareholders,

I write to you today delivering our third quarter results in which we saw continued growth in our business model and topline growth in digitally connecting leading brands and advertisers with much sought-after, young consumers. Despite a challenging macro environment and a decline in advertising revenue among some of the global technology leaders, our scale along with our innovative, differentiated products and offers allowed us to sustain our momentum as our platform grew to an astonishing 90 million unique monthly gamers during the third quarter of 2022. Our mission at Super League is to unlock new digital revenue streams for brands by driving digital to physical conversion, building brand affinity and delivering against marketing objectives. We are on the leading edge of this new marketing channel – in-game, immersive digital experiences and advertising products—where more than a billion young gamers are already highly engaged today. Brands are becoming more knowledgeable about this new, progressive way to acquire and connect with the younger generation and some of the largest brands in the world are turning to Super League as the place to deploy their marketing dollars and achieve a strong return on their investment dollars.

We feel the momentum – that we are on the cusp of even more growth - and see our year-to-date revenue performance as a solid step. As a result of our recent performance, we are reiterating our full year guidance of a minimum of $20 million in revenue. Additionally, we believe there are key leverage points that can accelerate our trajectory as we move into 2023:

1. Larger campaign deal sizes to leverage a greater share of advertisers' wallets. The trends support that we are well on our way here. We continue to see average deals in our pipeline now in the six-figure range, up from $250,000 to now over $350,000 on average, because of our ability to be a one-stop shop to deliver full campaign objectives. We have several brands that have spent $1 million or more in aggregate advertising dollars across our platform like Samsung, Sega and Spin Master, and repeat customers remain in the 70% range while we continue to diversify across more verticals like financial services, fashion and food to name a few.

2.. Global network sales partners to leverage other firms' advertising salesforces. Due to the explosion in our advertising inventory potential, both domestically and internationally, we embarked on reseller partnerships at the start of the year with large, global partners like Venatus and iHeart to empower their well-established and far-reaching salesforces to sell on our behalf. With a couple quarters of onboarding under our belt, we are now gaining some traction with Q3 reseller revenues twice that of Q2 and with Q4 looking to be 3-4 times that of Q3. With this new sales channel contributing close to 15% of our expected 2022 total revenues, we believe network sales can be an important engine of growth as we head into 2023.

3. A vertically-integrated platform to leverage iconic brands and intellectual property into in-game worlds in a more persistent way. Through the successful campaigns we have run for brands such as our investor Paramount across many of their properties like MTV, Nickelodeon, Teen Wolf and Star Trek, the beginnings of a bigger vision and business model for Super League has emerged. We are currently deep into conversations with many IP holders about how our platform is more than a place to spend temporal, campaign dollars – it is a place to launch a digital profit center for their brands by unlocking new revenue streams from digital merch and media inventory through to a channel to drive digital to physical crossover sales. The recent announcement of our partnership with Abu Dhabi's Yas Island is a proof point. We will replicate the real-world sports and entertainment island by creating an equivalent digital destination into metaverse worlds like Roblox and The Sandbox and in doing so drive interest and attendance to the real attraction.

Third Quarter Results

We continued to grow our topline delivering third quarter 2022 revenues of $4.5 million, an increase of 25% when compared to $3.6 million in the third quarter of 2021, driven by a strong percentage increase in our advertising and sponsorship revenue category.

Advertising and sponsorships revenue increased 50% to $3.5 million and comprised 78% of total revenues. This increase was primarily due to a 100% increase in our direct sales advertising revenue generating customers for the three months ended September 30, 2022, as compared to the prior year comparable quarter.

Third quarter 2022 cost of revenue was $2.7 million compared to $2.3 million in the comparable prior year quarter. The increase was primarily due to the 25% increase in related revenue for the same period. As a percent of revenue, gross profit in the third quarter of 2022 was 40% compared to 38% in the prior year quarter.

"We feel the momentum – that we are on the cusp of even more growth - and see our year-to-date revenue performance as a solid step."

Including a non-cash impairment charge totaling $42.0 million, total operating expense in the third quarter of 2022 was $53.9 million compared to $8.3 million in the comparable prior year quarter. The increase in operating expenses was primarily due to a non-cash impairment charge relating to long-lived assets of $42.0 million, primarily reflecting our stock price and related market capitalization as of September 30, 2022. Although impairments reflecting lower public equity valuations are not uncommon in today's challenging market environment, we believe the true value of our business is best captured in the growth we continue to experience.

Excluding the non-cash impairment charge, non-cash stock compensation and amortization expense and contingent consideration accruals, total operating expense in the third quarter of 2022 was $7.1 million compared to $6.6 million in the comparable prior year quarter. In addition, $7.1 million is a material reduction in operating expense as compared to $8.3 million (excluding noncash items) reported in the second quarter of 2022 reflecting the company's cost-saving measures.

Our general and administrative expense for the quarter was $5.1 million, which included a $1.8 million earnout charge related to our fiscal year 2021 M&A activities, as well as an increase in non-cash stock compensation expense related to previously granted performance-based stock units.

On a GAAP-basis, which includes the impact of non-cash charges, including non-cash impairment charges, net loss in the third quarter of 2022 is expected to be $52.6 million, or $(1.41) per share, compared to a net loss of $6.9 million, or $(0.20) per share, in the comparable prior year quarter. The weighted average diluted share count for the third quarter of 2022 was 37.4 million, compared to 35.5 million for the third quarter of 2021.

Pro forma net loss for the third quarter of 2022, which excludes the impact of the non-cash impairment charge and certain noncash charges and credits, is expected to be $5.9 million, or $(0.16) per share, compared to a pro forma net loss of $5.2 million, or $(0.15) per share, in the comparable prior year quarter.

As of September 30th, we are reporting $1.1 million in cash, and total shareholders' equity of $25.3 million. Enhancing our liquidity has been a top priority. While no assurances can be given, based on current indications of interest, we anticipate an announcement regarding securing additional working capital in the next week. As shareholders ourselves, we are committed to our path to positive cash flow while minimizing the dilutive effects in connection with any capital transaction as we execute on our long-term strategy and continue our growth trajectory.



3rd ANNUAL
MINEHAUNT
SPOOKTACULAR
Sponsored By
WENDELL & WILD
NETFLIX

Outlook

Turning to our outlook, with a strong start to our fourth quarter bookings we are confident in our previously stated outlook of a minimum of $20 million in revenue for fiscal year 2022, up from $11.7 million in 2021. From recreating Barbie's Dreamhouse through an immersive experience that drove over 60 million visits over four weeks to helping cult favorite retailer Hot Topic take their initial step into the metaverse generating the equivalent of 36 years of engagement for their brand, we got a strong and encouraging October start to our biggest quarter of the year.

Additionally, and on the backdrop of a challenging macroeconomic environment, we have taken initiatives to be more proactive with our expenses while also being mindful of the resources needed to support our growth strategies. In June, we implemented $5 million in full-year expense reductions with $3 million in additional expense saving measures currently underway. We hope that investors will see our material topline growth and expense reduction strategies as a commitment to achieve cash flow breakeven as quickly as possible.

Summary

Looking ahead to 2023, we see several favorable trends in support of our continuing strong top line growth including a high percentage of repeat customers, larger average deal opportunities, and a higher portion of our revenue sourced through our global network sales partners. We believe the landscape of advertising dollars will continue to see a seismic shift away from more traditional marketing channels including older social media platforms and move increasingly to where the younger generation is most engaged – digital communities and experiences that encourage content creation. In 2022, we have grown our list of large, well-established, mainstream brands who have trusted us to take them into new immersive gaming spaces, and with each successful campaign we strengthen our reputation as a capable partner for others to jump into this new frontier. The next big shift in advertising has arrived, and we are well positioned to generate significant recurring, high margin revenue leading to sustainable long-term value for our shareholders. We are grateful for your interest and ongoing support.

Sincerely,

Ann Hand
CEO of Super League Gaming

About Super League Gaming

Super League Gaming (Nasdaq: SLGG) is a leading publisher of games, monetization tools and content channels across metaverse gaming platforms that empower developers, energize players, and entertain fans. The company's solutions provide incomparable access to an audience consisting of players in the largest global metaverse environments, fans of hundreds of thousands of gaming influencers, and viewers of gameplay content across major social media and digital video platforms. Fueled by proprietary and patented technology systems, the company's platform includes access to vibrant in-game communities, a leading metaverse advertising platform, a network of highly viewed channels and original shows on Instagram, TikTok, Snap, YouTube, and Twitch, cloud-based livestream production tools, and an award-winning esports invitational tournament series. Super League's properties deliver powerful opportunities for brands and advertisers to achieve impactful insights and marketing outcomes with gamers of all ages. For more, go to superleague.com.

SUPER LEAGUE GAMING, INC
CONDENSED BALANCE SHEET
(Unaudited)

	September 30, 2022	December 31, 2021
Assets		
Cash and cash equivalents	$ 1,143,000	$ 14,533,000
Accounts receivable	5,200,000	6,328,000
Prepaid expenses and other current assets	1,368,000	1,334,000
Total current assets	**7,711,000**	**22,195,000**
Property and Equipment, net	171,000	104,000
Goodwill and intangible assets, net	29,474,000	74,506,000
Total assets	**$ 37,356,000**	**$ 96,805,000**
Liabilities		
Accounts payable and accrued expenses	$ 7,290,000	$ 5,514,000
Deferred Revenue	34,000	76,000
Convertible Debt, net	4,276,000	-
Total current liabilities	**11,600,000**	**5,590,000**
Deferred tax liability	472,000	518,000
Total Liabilities	**12,072,000**	**6,108,000**
Stockholders' Equity		
Common Stock	47,000	46,000
Additional paid-in capital	219,767,000	215,943,000
Accumulated deficit	(194,530,000)	(125,292,000)
Total stockholders' equity	**25,284,000**	**90,697,000**
Total liabilities and stockholders' equity	**$ 37,356,000**	**$ 96,805,000**

SUPER LEAGUE GAMING, INC CONDENSED STATEMENTS OF OPERATIONS (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
REVENUE	$ 4,508,000	$ 3,605,000	$ 12,555,000	$ 5,478,000
COST OF REVENUE	(2,719,000)	(2,250,000)	(7,086,000)	(3,125,000)
GROSS PROFIT	1,789,000	1,355,000	5,469,000	2,353,000
OPERATING EXPENSES				
Selling, marketing and advertising	2,958,000	2,818,000	8,693,000	6,236,000
Engineering, Technology and Development	3,827,000	3,113,000	12,607,000	7,215,000
General and administrative	5,085,000	2,397,000	10,954,000	6,814,000
Non-cash impairment charges	42,000,000	-	42,000,000	-
TOTAL OPERATING EXPENSES	53,870,000	8,328,000	74,254,000	20,265,000
NET OPERATING LOSS	(52,081,000)	(6,973,000)	(68,785,000)	(17,912,000)
OTHER INCOME (EXPENSE)				
Interest expense	(514,000)	-	(493,000)	
Gain on loan forgiveness	-	-	-	1,209,000
Other	(7,000)	4,000	(6,000)	10,000
OTHER INCOME (EXPENSE)	(521,000)	4,000	(499,000)	1,219,000
LOSS BEFORE BENEFIT FROM INCOME TAXES	(52,602,000)	(6,969,000)	(69,284,000)	(16,693,000)
BENEFIT FOR INCOME TAXES	-	5,000	46,000	3,078,000
NET LOSS	$ (52,602,000)	$ (6,964,000)	$ (69,238,000)	$ (13,615,000)
Net loss attributable to common stockholders - basic and diluted				
Basic and diluted loss per common share	$ (1.41)	$ (0.20)	$ (1.87)	$ (0.49)
Weighted-average number of shares outstanding, basic and diluted	37,386,981	35,530,759	37,059,516	27,571,287

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
GAAP net loss	$ (52,602,000)	$ (6,964,000)	$ (69,238,000)	$ (13,615,000)
Add back:				
Non-cash stock compensation	1,186,000	636,000	3,284,000	1,608,000
Non-cash amortization of intangibles	1,721,000	1,110,000	4,322,000	1,857,000
Non-cash impairment charges	42,000,000	(5,000)	42,000,000	-
Noncash benefit for income taxes	-	-	(46,000)	(3,078,000)
Other	1,836,000	(5,000)	1,836,000	(1,213,000)
Proforma net loss	$ (5,859,000)	$ (5,228,000)	$ (17,842,000)	$ (14,441,000)
Pro forma non-GAAP net earnings (loss) per common share — diluted	$ (0.16)	$ (0.15)	$ (0.48)	$ (0.52)
Non-GAAP weighted-average shares — diluted	37,386,981	35,530,759	37,059,516	27,571,287

SUPER LEAGUE GAMING, INC CONDENSED STATEMENT OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30, 2022	2021
Operating Activities		
Net loss	$ (69,238,000)	$ (13,615,000)
Adjustments to reconcile net loss to net cash used in operations:		
Depreciation and amortization	4,055,000	1,962,000
Stock-based compensation	3,284,000	1,609,000
Impairment charges	42,000,000	-
Write off of intangible asset	423,000	-
Gain on loan forgiveness	-	(1,213,000)
Change in valuation allowance	-	(3,078,000)
Change in fair value of convertible notes	285,000	-
Amortization of OID	120,000	-
Changes in assets and liabilities		
Accounts Receivable	1,128,000	(1,664,000)
Prepaid Expenses and Other Assets	(34,000)	(225,000)
Accounts payable and accrued expenses	1,998,000	(78,000)
Deferred Revenue	(42,000)	24,000
Deferred taxes	(46,000)	-
Accrued interest on notes payable	31,000	5,000
Net Cash Used in Operating Activities	**(16,036,000)**	**(16,273,000)**
Investing Activities		
Cash acquired in connection with Mobcrush Acquisition	-	586,000
Cash paid in connection with Bannerfy Acquisition, net	-	(496,000)
Purchase of property and equipment	(149,000)	(12,000)
Capitalization of software development costs	(766,000)	(560,000)
Purchase of game property	(500,000)	-
Acquisition of other intangibles	(99,000)	(176,000)
Net Cash Used in Investing Activities	**(1,514,000)**	**(658,000)**
Financing Activities		
Proceeds from issuance of common stock, net	320,000	33,390,000
Proceeds from convertible notes, net	4,000,000	-
Payments on convertible notes	(160,000)	-
Proceeds from stock option exercises	-	111,000
Net Cash Provided by Financing Activities	**4,160,000**	**33,501,000**
Net (Decrease) Increase in Cash and Cash Equivalents	(13,390,000)	16,570,000
Cash and Cash Equivalents at Beginning of the Period	14,533,000	7,942,000
Cash and Cash Equivalents at End of the Period	**$ 1,143,000**	**$ 24,512,000**

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve substantial risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about our possible or assumed business strategies, potential growth opportunities, new products and potential market opportunities. Risks and uncertainties include, among other things, our ability to implement our plans, forecasts and other expectations with respect our business; our ability to realize the anticipated benefits of events that took place during and subsequent to the quarter ended December 31, 2021, including the possibility that the expected benefits, particularly from the 2021 Acquisitions, will not be realized or will not be realized within the expected time period; unknown liabilities that may or may not be within our control; attracting new customers and maintaining and expanding our existing customer base; our ability to scale and update our platform to respond to customers' needs and rapid technological change; increased competition on our market and our ability to compete effectively; and expansion of our operations and increased adoption of our platform internationally. Additional risks and uncertainties that could affect our financial results will be included in the section titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings that we make from time to time with the Securities and Exchange Commission (the "SEC") which, once filed, are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements contained in this communication are

based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Information About Non-GAAP Financial Measures
As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America. To supplement our financial statements included in our annual and quarterly reports filed with the SEC, which financial statements are prepared and presented in accordance with GAAP, this earnings release includes pro forma net loss, a financial measure that is considered a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use pro forma net loss, pro forma earnings per share (EPS) and other non-GAAP financial measures for internal financial and operational decision-making purposes and to evaluate period-to-period comparisons of the performance and results of operations of our business. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash impairment charges, non-cash stock compensation charges, non-cash amortization of intangible asset charges, and non-recurring, non-cash credits, that may not be indicative of our recurring core business operating results. These non-GAAP financial measures also facilitate management's internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

Pro Forma Net Loss and EPS. We define pro forma net loss as net loss calculated in accordance with GAAP, but excluding non-cash impairment charges, non-cash stock compensation charges, non-cash amortization of intangible assets, and non-recurring, non-cash credits. Pro forma EPS is defined as pro forma net income divided by the weighted average outstanding shares, on a fully diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

Due to the use of estimates and assumptions pursuant to the guidance set forth in FASB ASC Topic 805 in connection with the valuation of assets acquired and liabilities assumed in connection with business combinations, for merger and acquisition transactions that include the issuance of common stock as all or a component of the purchase consideration, management believes that providing a non-GAAP financial measure that excludes non-cash impairment and non-cash amortization related to these assets acquired for the applicable reporting period allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies period to period, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.

There are several limitations related to the use of pro forma net loss and EPS versus net loss EPS calculated in accordance with GAAP. For example, non-GAAP net loss excludes the impact of significant non-cash stock compensation that are or may be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation and retention programs and the cost associated with consideration issued in connection with mergers and acquisitions is a critical component of the cost of those acquisitions over the useful lives of the related intangible assets acquired. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net loss and evaluating non-GAAP net loss in conjunction with net loss and EPS calculated in accordance with GAAP.

Investor Relations Contact:
Shannon Devine
MZ North America
Main: 203-741-8811
SLGG@mzgroup.us

Media Contact
Gillian Sheldon
gillian.sheldon@superleague.com

SUPER LEAGUE